Exhibit 99.1

AAON REPORTS SALES AND EARNINGS FOR THE FOURTH QUARTER AND YEAR 2018

TULSA, OK, February 28, 2019 - AAON, INC. (NASDAQ-AAON), today announced its results for the fourth quarter and year 2018. Sales in the fourth quarter were $112.3 million, up 7.9% from $104.2 million in 2017. Net income for the fourth quarter was $12.5 million, a decrease of 20.5% from $15.8 million in the same period a year ago. The fourth quarter of 2017 had a benefit of $4.4 million related to the enactment of the Tax Cuts and Jobs Act (the "Act") discussed below. Sales for the year 2018 reached a record level, $433.9 million, representing a gain of 7.1% compared to $405.2 million in 2017. Net income for 2018 was $42.6 million, a decrease of 21.9% compared to $54.5 million in 2017.

Our backlog at December 31, 2018 increased 86.8% to $151.8 million, from $81.2 million for the same period a year ago.

Earnings for the fourth quarter of 2018 were $0.24 per diluted share, down 19.7% from $0.30 per diluted share in 2017, based upon 52.4 million and 52.9 million diluted shares outstanding, respectively. Earnings per diluted share for the year 2018 were $0.81, decrease of 21.4% from $1.03 for the year 2017 based upon 52.7 million and 53.1 million diluted shares outstanding, respectively.

For the three months ended December 31, 2018, gross profit as a percent of sales was 24.7% compared to 29.8% for the three months ended December 31, 2017. For the year ended December 31, 2018, gross profit was a percent of sales was 23.9% compared to 30.5% in the same period a year ago. Norman H. Asbjornson, CEO, said "Our gross profit has been negatively impacted in 2018 mainly due to labor issues and increased costs in raw materials. The Company elevated staffing levels going into 2018 when orders were slower in anticipation of increased order volume and also struggled to hire qualified labor during our peak season. Our fourth quarter was negatively impacted by production inefficiencies and we have modified our onboarding and new-hire training practices to address these issues. We believe our gross profit percentage will continue to improve to normal levels as our production increases in the coming year."

Selling, general and administrative expenses for the quarter decreased $2.5 million to $11.3 million (10.0% of sales) from $13.7 million (13.2% of sales) as compared to the fourth quarter of 2017. For the year, SG&A expenses decreased $1.5 million to $47.8 million (11.0% of sales) from $49.2 million (12.2% of sales) as compared to 2017. The Company's warranty costs continue to improve with claims paid in 2018 down 9.4% from 2017.

For the three months ended December 31, 2018, our effective tax rate was 24.0% compared to 9.6% for the three months ended December 31, 2017. For the year ended December 31, 2018, effective tax rate was 23.9% compared to 26.8% in the same period a year ago. As a result of the changes provided under the Act, the Company adjusted its deferred tax assets and liabilities existing at the date of enactment using the newly enacted rates for the periods when they are expected to be realized. This remeasurement resulted in a benefit to income taxes of $4.4 million for the three months and year ended December 31, 2017.

Gary Fields, President, added "We are starting to see the benefits of the price increases put in place at the end of 2017 and expect continuation of these benefits as a result of the additional price increases during 2018. With our backlog at record levels, we expect to witness significant improvements in both our sales and earnings in 2019."

Norman H. Asbjornson, CEO, concluded "Our financial condition at December 31, 2018 remained quite strong with a current ratio of 2.9:1 and we continue to operate debt free. "

The Company will host a conference call today at 4:15 P.M. (Eastern Time) to discuss the fourth quarter and year 2018 results. To participate, call 1-888-241-0551 (code 1296698); or, for rebroadcast, call 1-855-859-2056 (code 1296698).

About AAON
AAON, Inc. is engaged in the engineering, manufacturing, marketing and sale of air conditioning and heating equipment consisting of standard, semi-custom and custom rooftop units, chillers, packaged outdoor mechanical rooms, air handling units, makeup air units, energy recovery units, condensing units, geothermal/water-source heat pumps, coils and controls. Since the founding of AAON in 1988, AAON has maintained a commitment to design, develop, manufacture and deliver heating and cooling products to perform beyond all expectations and demonstrate the value of AAON to our customers. For more information, please visit www.AAON.com.

Certain statements in this news release may be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Statements regarding future prospects and developments are based upon current expectations and involve certain risks and uncertainties that could cause actual results and developments to differ materially from the forward-looking statements.

Contact Information
Jerry R. Levine
Phone: (914) 244-0292
Fax: (914) 244-0295
Email: jrladvisor@yahoo.com

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Income
	Three Months Ended December 31,		Years Ending December 31,
	2018	2017	2018	2017
	(in thousands, except share and per share data)
Net sales	$112,340	$104,160	$433,947	$405,232
Cost of sales	84,545	73,085	330,414	281,835
Gross profit	27,795	31,075	103,533	123,397
Selling, general and administrative expenses	11,260	13,714	47,755	49,249
(Gain) loss on disposal of assets	(3)	(1)	(12)	45
Income from operations	16,538	17,362	55,790	74,103
Interest income, net	25	83	196	298
Other (expense) income, net	(58)	5	(47)	91
Income before taxes	16,505	17,450	55,939	74,492
Income tax provision	3,969	1,680	13,367	19,994
Net income	$12,536	$15,770	$42,572	$54,498
Earnings per share:
Basic	$0.24	$0.30	$0.81	$1.04
Diluted	$0.24	$0.30	$0.81	$1.03
Cash dividends declared per common share:	$0.16	$0.13	$0.32	$0.26
Weighted average shares outstanding:
Basic	52,086,247	52,457,780	52,284,616	52,572,496
Diluted	52,420,529	52,931,796	52,667,939	53,078,734

AAON, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets
	December 31,
	2018	2017
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$1,994	$21,457
Certificates of deposit	—	2,880
Investments held to maturity at amortized cost	—	6,077
Accounts receivable, net	54,078	50,338
Income tax receivable	6,104	1,643
Note receivable	27	28
Inventories, net	77,612	70,786
Prepaid expenses and other	1,046	518
Total current assets	140,861	153,727
Property, plant and equipment:
Land	3,114	2,233
Buildings	97,393	92,075
Machinery and equipment	212,779	184,316
Furniture and fixtures	16,597	13,714
Total property, plant and equipment	329,883	292,338
Less: Accumulated depreciation	166,880	149,963
Property, plant and equipment, net	163,003	142,375
Intangible assets, net	506	—
Goodwill	3,229	—
Note receivable	598	678
Total assets	$308,197	$296,780

Liabilities and Stockholders' Equity
Current liabilities:
Revolving credit facility	$—	$—
Accounts payable	10,616	10,967
Accrued liabilities	37,455	39,098
Total current liabilities	48,071	50,065
Deferred revenue	1,655	1,512
Deferred tax liabilities	10,826	7,977
Donations	146	—
Commitments and contingencies
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 100,000,000 shares authorized, 51,991,242 and 52,422,801 issued and outstanding at December 31, 2018 and 2017, respectively	208	210
Additional paid-in capital	—	—
Retained earnings	247,291	237,016
Total stockholders' equity	247,499	237,226
Total liabilities and stockholders' equity	$308,197	$296,780

AAON, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows
	Years Ending December 31,
	2018	2017	2016
Operating Activities	(in thousands)
Net income	$42,572	$54,498	$53,376
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,655	15,007	13,035
Amortization of bond premiums	13	47	249
Provision for losses on accounts receivable, net of adjustments	174	179	(25)
Provision for excess and obsolete inventories	152	264	625
Share-based compensation	7,374	6,458	4,357
(Gain) loss on disposition of assets	(12)	45	(20)
Foreign currency transaction loss (gain)	55	(59)	(22)
Interest income on note receivable	(27)	(25)	(28)
Deferred income taxes	2,849	(1,554)	825
Changes in assets and liabilities:
Accounts receivable	(2,832)	(7,516)	7,048
Income tax receivable	(4,461)	4,596	(1,537)
Inventories	(5,598)	(23,698)	(9,478)
Prepaid expenses and other	(528)	98	(83)
Accounts payable	(1,176)	3,043	654
Deferred revenue	412	258	417
Accrued liabilities and donations	(1,766)	6,353	(5,470)
Net cash provided by operating activities	54,856	57,994	63,923
Investing Activities
Capital expenditures	(37,268)	(41,713)	(26,604)
Cash paid in business combination	(6,377)	—	—
Proceeds from sale of property, plant and equipment	13	10	28
Investment in certificates of deposits	(7,200)	(5,280)	(4,112)
Maturities of certificates of deposits	10,080	7,912	10,560
Purchases of investments held to maturity	(9,001)	(13,241)	(10,384)
Maturities of investments	14,570	19,700	10,021
Proceeds from called investments	495	1,500	3,514
Principal payments from note receivable	53	60	52
Net cash used in investing activities	(34,635)	(31,052)	(16,925)
Financing Activities
Borrowings under revolving credit facility	—	—	761
Payments under revolving credit facility	—	—	(761)
Stock options exercised	4,987	2,259	2,063
Repurchase of stock	(26,846)	(16,620)	(19,317)
Employee taxes paid by withholding shares	(1,097)	(1,614)	(823)
Cash dividends paid to stockholders	(16,728)	(13,663)	(12,676)
Net cash used in financing activities	(39,684)	(29,638)	(30,753)
Net (decrease) increase in cash and cash equivalents	(19,463)	(2,696)	16,245
Cash and cash equivalents, beginning of period	21,457	24,153	7,908
Cash and cash equivalents, end of period	$1,994	$21,457	$24,153

Use of Non-GAAP Financial Measure
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), an additional non-GAAP financial measure is provided and reconciled in the following table. The Company believes that this non-GAAP financial measure, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance.
EBITDAX
EBITDAX (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations.
The Company defines EBITDAX as net income, plus (1) depreciation, (2) amortization of bond premiums, (3) share-based compensation, (4) interest (income) expense and (5) income tax expense. EBITDAX is not a measure of net income or cash flows as determined by GAAP.
The Company’s EBITDAX measure provides additional information which may be used to better understand the Company’s operations. EBITDAX is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company's financial performance. EBITDAX, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team, and by other users of the Company’s consolidated financial statements.
The following table provides a reconciliation of net income (GAAP) to EBITDAX (non-GAAP) for the periods indicated:

	Three Months Ended December 31,		Years Ending December 31,

	2018	2017	2018	2017
	(in thousands)
Net Income, a GAAP measure	$12,536	$15,770	$42,572	$54,498
Depreciation and amortization	4,790	3,982	17,655	15,007
Amortization of bond premiums	2	8	13	47
Share-based compensation	1,760	1,498	7,374	6,458
Interest income, net	(30)	(91)	(209)	(345)
Income tax expense	3,969	1,680	13,367	19,994
EBITDAX, a non-GAAP measure	$23,027	$22,847	$80,772	$95,659